Date of Grant: [●]

Exhibit 10.15

BUCKEYE PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
PHANTOM UNIT GRANT AGREEMENT
THIS PHANTOM UNIT GRANT AGREEMENT (this “Agreement”), dated as of [●], is delivered by Buckeye GP LLC, a Delaware limited liability company (the “Company”), to [●] (the “Participant”).

RECITALS

A.    The Buckeye Partners, L.P. 2013 Long-Term Incentive Plan (the “Plan”), provides for the grant of phantom units, which are phantom (notional) rights that represent the right to receive one or more limited partnership units (a “Unit”), of Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), as determined by the Committee (as defined in the Plan). The Plan also permits the granting of rights to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a Unit during the period such phantom unit is outstanding (“DERs”). Employees, non-employee directors, consultants and advisors of the Company, the Partnership and the Partnership’s Affiliates (as defined in the Plan) are eligible to participate in the Plan. Each of the Company, the Partnership and the Partnership’s Affiliates, as applicable, is referred to herein as the “Employer.”

B.    The Committee has decided to make a phantom unit grant, with DERs, subject to the terms and conditions set forth in this Agreement and the Plan, as an inducement for the Participant to promote the best interests of the Partnership. The Participant may receive a copy of the Plan by contacting Todd J. Russo at (610) 904-4505 or trusso@buckeye.com.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Grant of Phantom Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby confirms the grant to the Participant of [●] Phantom Units (the “Phantom Units”) as of the Date of Grant set forth at the top of the cover page to this Agreement (the “Date of Grant”). The Phantom Units will become vested in accordance with Paragraph 3 below and will be distributed in accordance with Paragraph 4 below. Except as otherwise provided below, prior to the date the Phantom Units are distributed as Units in accordance with Paragraph 4 below, the Participant will not be deemed to have any voting rights or cash distribution rights with respect to any Units subject to this grant. For purposes of this Agreement, each Phantom Unit shall be equivalent to one Unit.

2.Phantom Unit Account. The Company shall establish and maintain a Phantom Unit account, as a bookkeeping account on its records (the “Phantom Unit Account”), for the Participant and shall record in such Phantom Unit Account the number of Phantom Units granted to the Participant pursuant to this Agreement. The Participant shall not have any interest in any fund or specific assets of the Employer by reason of this grant or the Phantom Unit Account established for the Participant.

3.Vesting.

(a)    Except as otherwise provided in subparagraphs (b), (c), (d), (e), and (f) below, the Participant will become vested in the Phantom Units awarded pursuant to this Agreement according to the following vesting schedule, provided the Participant does not incur a termination of employment or service with the Employer prior to the applicable vesting date (the “Vesting Date”):

Vesting Date	Percentage of Phantom Units Vesting
Less than Three Years from Date of Grant	0%
Three Years or More from Date of Grant	100%

(b)    Except as otherwise provided in this Agreement, if the Participant terminates employment or service with the Employer prior to the Vesting Date, the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested as of such Vesting Date shall terminate and the corresponding Units shall be forfeited; provided, however, that if the Participant terminates employment or service with the Employer on account of death or Disability (as defined in the Plan), all of the Participant’s unvested Phantom Units shall become vested as of the date of the Participant’s termination of employment or service with the Employer on account of death or Disability.

(c)    Subject to the Required Notice (as defined below), if the Participant terminates employment or service with the Employer on account of Retirement (as defined in the Plan) prior to the Vesting Date, then the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested will vest in full and will be paid within the thirty (30) day period following the Vesting Date. The continued vesting of Phantom Units under this subparagraph through the Vesting Date will be subject to such terms and conditions as the Committee determines, including the Participant’s agreement to be bound by restrictive covenant obligations, such as non-competition or non-solicitation covenants and/or such other restrictions as the Committee determines. Unless otherwise determined by the Committee, the Participant must provide the Employer with one (1) year or more of advance written notice if the Participant intends to terminate employment or service with the Employer on account of the Participant’s Retirement pursuant to this subparagraph (c) (the “Required Notice”).

(d)    If the Participant is terminated by the Employer without Cause (as defined in the Plan) prior to the Vesting Date, then the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested will vest on a pro-rated basis as determined by the Committee in its sole discretion and will be paid within the thirty (30) day period following the termination of employment or service with the Employer.

(e)    If a Change of Control (as defined in the Plan) occurs after the Date of Grant of the Phantom Units subject to this Agreement and while the Participant is employed by, or providing service to the Employer, but prior to the Vesting Date, and the Participant terminates employment or service on account of (i) a termination by the Employer without Cause, or (ii) a resignation for Good Reason (as defined in the Plan), during the Change of Control Period (as defined in the Plan), the portion of such Phantom Units credited to the Participant’s Phantom Unit Account that have not vested shall immediately vest and be paid within the thirty (30) day period following the termination of employment or service with the Employer.

(f)    Notwithstanding any other provisions set forth in this Agreement or in the Plan, if the Participant ceases to be employed by, or provide service to, the Employer on account of a termination by the Employer for Cause, any Phantom Units credited to the Participant’s Phantom Unit Account that have not vested as of such date shall immediately terminate and become null and void.

4.Distribution. All of the Phantom Units credited to the Participant’s Phantom Unit Account that vest pursuant to Paragraph 3 above shall become converted to Units to be issued under the Plan and shall be distributed as soon as practicable following the date the Phantom Units vest or as set forth in this Agreement.

5.DERs. From the Date of Grant through the date the Phantom Units are converted and distributed pursuant to Paragraph 4 or earlier forfeited, if any distributions are made by the Partnership with respect to its Units, a DER will be paid to the Participant as soon as practicable following payment of a distribution. The DERs will be paid to the Participant in cash or Units as determined by the Committee in its sole discretion.

6.Acknowledgment by Participant. By executing this grant, the Participant hereby acknowledges that with respect to any right to a distribution and DERs pursuant to this Agreement, the Participant is and shall be an unsecured creditor of the Partnership without any preference as against other unsecured general creditors of the Partnership, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law. The Participant also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

7.Restrictions on Issuance or Transfer of Units. The obligation of the Company to deliver Units upon distribution of the Phantom Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. In the event an exemption from registration under the Securities Act of 1933 (the “Securities Act”) is available, the Participant, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to this grant by the Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

8.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of Units, (iii) changes in capitalization of the Partnership, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

9.Non-Solicitation.  During the Participant’s employment by or provision of service to the Employer and for a period of one year after the termination of such employment or service for any reason, the Participant hereby agrees that the Participant will not, unless acting with the prior written consent of the Company, directly or indirectly, (a) solicit or divert business from, or attempt to convert any client, account or customer of the Company, the

Partnership, and the Partnership’s Affiliates (collectively, the “BPL Entities”), nor (b) directly or indirectly solicit any employee of the BPL Entities or any person who has been an employee of BPL Entities on or at any time prior to the date hereof (unless such employee’s employment with a BPL Entity was terminated by such BPL Entity) for the purpose of soliciting or servicing clients, accounts or customers of the BPL Entities. Nothing in this Agreement prohibits Participant from hiring an individual who responds to a job posting made available to the general public so long as Participant does not solicit or otherwise initiate such contact during the one year following termination of Participant’s employment.

10.Confidential Information. The Participant recognizes and acknowledges that, by reason of the Participant’s relationship to the BPL Entities, the Participant has had and will continue to have access to confidential information of the BPL Entities, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”). The Participant acknowledges that such Confidential Information is a valuable and unique asset and covenants that, except as permitted in Paragraph 12, the Participant will not, either during or after the Participant’s employment with or provision of service to the Employer, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company; unless such information is in the public domain through no fault of the Participant or except as may be required by law.

11.Non-Disparagement. Except as provided in Paragraph 12, the Participant hereby agrees that, in communications with persons other than the BPL Entities, the Participant shall not disparage in any way and shall always speak well of the BPL Entities and their employees, and under no circumstances shall the Participant, in communications with persons other than the BPL Entities, criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals.  Notwithstanding the foregoing, this Paragraph 11 shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the BPL Entities or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by the Participant of the Participant’s duties and responsibilities on behalf of the BPL Entities. The obligations of the Participant under this Paragraph 11 shall continue after the termination of the Participant’s employment with or provision of service to the Employer. The Participant acknowledges that any violation of this Paragraph 11 may cause irreparable injury to the BPL Entities for which monetary damages are inadequate and difficult to compute. Accordingly, this Paragraph 11 may be enforced by specific performance, and prospective breaches of this Paragraph 11 may be enjoined.

12.Reports to Government Entities.  Nothing in this Agreement restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, the Participant hereby waives the Participant’s right to receive any individual monetary relief from the BPL Entities resulting from such claims or conduct, regardless of whether the Participant or another party has filed them, and in the event the Participant obtains such monetary relief, the BPL Entities will be entitled to an offset against the Phantom Units.  This Agreement does not limit the Participant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  The Participant does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and the Participant does not need to notify the Company that the Participant has engaged in such conduct.  The Participant is hereby notified that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  Pursuant to the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of any of the BPL Entities that is made by the Participant (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.Assignment and Transfers. No Phantom Units or DERs awarded to the Participant under this Agreement may be transferred, assigned, pledged or encumbered by the Participant, except (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order. Except as set forth above, any attempt to transfer, assign, pledge or encumber the Phantom Units or DERs by the Participant shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of Company.

14.Taxes/Withholding. The vesting of Phantom Units, as well as any amounts received upon distribution of Phantom Units pursuant to Paragraph 4 above, and the payment of cash or Units for any DERs, is treated as taxable income to the Participant, subject to withholding, and the Participant shall be solely responsible for all tax consequences that result from the vesting and distribution of the Phantom Units, as well as any subsequent sale of Units and the payment of cash with respect to DERs. The Employer is authorized to withhold from any payment due or transfer made under this grant or from any compensation or other amount owing to the Participant, the amount (in cash or Units that would otherwise be issued pursuant to this grant as determined by the Committee) of any applicable withholding taxes that are due in respect of this grant, the lapse of restrictions thereon, or any payment or transfer under this grant and to take such other action as may be necessary in the opinion of the Employer to satisfy its withholding obligations for the payment of such taxes. If Units are withheld, the Units withheld may not exceed the minimum applicable tax withholding amount (except as otherwise determined by the Committee in its sole discretion).

15.No Rights as Unitholder. The Participant shall not have any rights as a Unitholder of the Partnership, including the right to any cash distributions (except as provided in Paragraph 5), or the right to vote, with respect to any Phantom Units.

16.Employment Not Affected. This grant of Phantom Units and DERs shall not confer upon the Participant any right to be retained by, or in the employ or service of, the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

17.Effect on Other Benefits. The value of Units and DERs distributed with respect to the Phantom Units shall not be considered eligible earnings for purposes of any other plans maintained by the Employer. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

18.Amendments. The Company may waive any conditions or rights under and amend any terms of this Agreement, provided that no change shall materially reduce the benefit to the Participant without the consent of the Participant, except as necessary to comply with the requirements of Paragraph 21 below.

19.Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof, and applicable federal law.

20.Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at the principal office of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown in the records of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

21.Section 409A of the Internal Revenue Code. Payment shall only be made pursuant to this Agreement upon an event and in a manner permitted by Internal Revenue Code of 1986 (“Code”) section 409A. Notwithstanding anything contained herein to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Code section 409A and applicable regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code section 409A or regulations thereunder. In addition, to the extent that deferred compensation subject to the requirements of Code section 409A becomes payable under this Agreement to a “specified employee” (within the meaning of Code section 409A) on account of “separation from service” (within the meaning of Code section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code section 409A, but not beyond the death of the Participant. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

BY APPROVAL OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF BUCKEYE GP LLC:
Buckeye Partners, L.P.
By: Buckeye GP LLC, as its general partner
By:_/s/ Todd J. Russo ________________
Todd J. Russo
Senior Vice President, General Counsel and Secretary

Date: ____________________________

I hereby accept the Phantom Units and DERs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and interpretations of the Committee with respect to this Agreement and the Plan shall be final and binding.

Participant:
[●]

Date: _______________________________

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